                                                                      EXHIBIT 12

                          VISHAY INTERTECHNOLOGY, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                ($ in thousands)

                                                       Six Months
                                                            Ended
Earnings:                                                June 30,
                                                             2001          2000         1999         1998         1997         1996
                                                             ----          ----         ----         ----         ----         ----
Income before minority interest and income taxes .....  $ 128,168     $ 690,225    $ 134,711    $  42,646    $  89,561    $  70,846
Fixed charges ........................................     11,449        33,792       61,290       57,384       22,331       20,979
Less equity in net income of affiliate ...............          0        (2,573)       2,195        1,084        1,090          318
                                                        ---------     ---------    ---------    ---------    ---------    ---------

Earnings, as adjusted ................................  $ 139,617     $ 721,444    $ 193,806    $  98,946    $ 110,802    $  91,507
                                                        =========     =========    =========    =========    =========    =========

Fixed Charges:
Interest expense .....................................  $   6,949     $  25,177    $  53,296    $  49,038    $  18,819    $  17,408
Portion of rent expense representative of interest ...      3,572         7,143        7,130        7,901        3,138        3,226
Amortization of deferred issue costs .................        928         1,472          864          445          374          345
                                                        ---------     ---------    ---------    ---------    ---------    ---------

Total fixed charges ..................................  $  11,449     $  33,792    $  61,290    $  57,384    $  22,331    $  20,979
                                                        =========     =========    =========    =========    =========    =========

Ratio of earnings to fixed charges ...................      12.20         21.35         3.16         1.72         4.96         4.36
                                                        =========     =========    =========    =========    =========    =========